TEMPUR SEALY INCREASES SHARE REPURCHASE AUTHORIZATION
- Authorization Increased Over $190 Million to $300 Million
- Expected to Fund from Operating Cash Flow

LEXINGTON, KY, February 13, 2020 - Tempur Sealy International, Inc. (NYSE: TPX, “Company” or “Tempur Sealy”) today announced that its Board of Directors has increased the authorization under the Company’s share repurchase program by over $190 million to a total of $300 million.

Since the program was announced in 2016, the Company has repurchased approximately 10.8 million shares for a total investment of approximately $691.6 million at an average price per share of $63.84. The Company expects to purchase at least $50 million of its common stock per quarter in the near term. At the Company’s current market capitalization, that would represent approximately 4% of outstanding shares in 2020.

Tempur Sealy International, Inc. Chairman and CEO Scott Thompson commented, “Today I am pleased to announce that our Board of Directors, as a part of our capital allocation process, has once again authorized an increase to our share repurchase authorization. This is a continuation of our long-term disciplined strategy to return excess capital to our shareholders while simultaneously investing in our people and business. Our financial leverage is currently the lowest in the Company’s history while at the same time we expect record full-year revenues in 2020. Future operating cash flow should easily fully fund the stock repurchase program.”

In a separate press release issued today, Tempur Sealy reported its record fourth quarter and full year 2019 results. The Company announced that fourth quarter net sales increased 29%, full year net income increased 89% and full year EPS increased 88% to $3.42.

Stock repurchases under this program may be made through open market transactions, negotiated purchases or otherwise, at times and in such amounts as management deems appropriate. The timing and actual number of shares repurchased will depend on a variety of factors including price, financing and regulatory requirements and other market conditions. The program does not require the purchase of any minimum number of shares and may be suspended, modified or discontinued at any time without prior notice. Repurchases may be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under federal securities laws.

Forward-Looking Statements
This press release contains statements that may be characterized as "forward-looking" within the meaning of the federal securities laws, which includes information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words “expects,” "will," “should,” “would” and variations of such words or similar expressions are intended to identify such statements. These forward-looking statements include, without limitation, statements relating to the Company’s share repurchase program and the Company’s expectations regarding future performance and operating cash flow. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.
Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed as forward-looking statements. These risk factors include risks associated with general economic, financial and industry conditions, particularly conditions relating to the financial performance and related credit issues present in the retail sector, as well as consumer confidence and the availability of consumer financing; the Company’s ability to execute on its acquisition, integration and expansion strategies; the impact of the macroeconomic environment in both the U.S. and internationally on the Company; uncertainties arising from national and global events; the effect of future legislative or regulatory changes, including changes in international trade, duties, tariffs and other aspects of international trade policy; industry competition; the effects of consolidation of retailers on revenues and costs; and consumer acceptance of and changes in demand for the Company's products.
Other potential risk factors include the risk factors discussed under the heading "Risk Factors" in ITEM 1A of Part 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2018. There may be other factors that may cause actual results to differ materially from the forward-looking statements contained herein. The Company undertakes no obligation to update any forward-looking statement contained herein to reflect events or circumstances after the date on which such statement is made.

About Tempur Sealy International, Inc.
Tempur Sealy International, Inc. (NYSE: TPX) develops, manufactures, and markets mattresses, foundations, pillows and other products. The Company’s products are sold worldwide through third-party retailers, its own stores, and online. The Company's brand portfolio includes many highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy® featuring Posturepedic® Technology, and Stearns & Foster®. World headquarters for Tempur Sealy International is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.

Investor Relations Contact
Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com